Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Near Intelligence, Inc. on Form S-8 of our report dated March 6, 2023 with respect to our audits of the consolidated financial statements of Near Intelligence Holdings Inc. as of December 31, 2022 and 2021 and for the years then ended.

/s/ UHY LLP

Melville, NY

June 6, 2023